Exhibit 99.1

December 29, 2016

Dear Fellow Shareholder:

For the fiscal year ended September 30, 2016, our company improved on what was previously a record year for each of our subsidiary companies, C.J. Hughes Construction and Nitro Electric Company. To begin, we grew our revenue by $38.7 million to $155.5 million in fiscal year 2016 from $116.8 million in fiscal year 2015. The company performed well on our normal operations along with adding several major projects in fiscal year 2016. This enabled us to earn $6.1 million income before tax in fiscal year 2016 compared to $3.7 million in fiscal year 2015. While recording $2.9 million in tax expense, we exhausted the remaining portion of our federal net operating loss carry forwards during fiscal year 2016. The result was a $2.9 million net income available to common shareholders in fiscal year 2016 compared to $1.8 million in fiscal year 2015. We also earned an adjusted EBITDA of $9.4 million in fiscal year 2016 compared to $7.6 million in fiscal year 2015. Equally important, we paid our company’s first dividend, $0.05 per common share, in June 2016.

Since I became President of Energy Services of America in early December 2012, we have made incredible strides. I have enclosed a balance sheet and income statement from that year for comparison to fiscal year 2016. To start with, we generated almost the same revenue with two companies in fiscal year 2016 compared to three companies in fiscal year 2012. We obviously achieved much better gross profit, but we also only had SG&A expenses of $7.3 million in fiscal year 2016 compared to $12.1 million in fiscal year 2012.

While I have written about purchasing office and fabrication facilities for Nitro Electric and increasing our lines of credit for operating capital and equipment purchases, we nevertheless have reduced our liabilities from $53.3 million at September 30, 2012 to $33.9 million at September 30, 2016. That has resulted in interest savings of over $1.0 million, while at the same time, reducing our vendor financed payables by $4.9 million. Finally, our total stockholders’ equity has increased from $6.4 million at September 30, 2012 to $22.5 million at September 30, 2016.

I am extremely pleased with the improvements that have been made over the last four years with one exception: the under-valued price of our stock. In December of 2012, our stock value fluctuated wildly between $0.50 and $1.00 per share, and rightfully so, as we were under a forbearance agreement and were restructuring our balance sheet. On December 28, 2016, our last trade was at $1.38. This value represents less than the tangible book value per share of $1.58 at September 30, 2016. Our price to earnings ratio is 6.57 at December 28, 2016, and our backlog was $78.5 million at September 30, 2016 compared to $71.3 million at September 30, 2015. Members of the Board and management have been consistent insider buyers of the stock and hope that you will continue supporting us in what is poised to be a great fiscal year 2017.

Sincerely,

Douglas V. Reynolds, President

Energy Services of America

ENERGY SERVICES OF AMERICA CORPORATION

CONSOLIDATED BALANCE SHEETS

As of September 30, 2016 and 2012

	2016	2012

Assets
Current assets
Cash and cash equivalents	$3,815,790	$2,661,721
Accounts receivable-trade	24,059,432	18,485,166
Allowance for doubtful accounts	(133,500)	(240,071)
Retainages receivable	5,810,474	2,477,903
Other receivables	106,837	340,876
Costs and estimated earnings in excess of billings on uncompleted contracts	5,953,818	11,260,254
Deferred tax asset	1,399,152	3,690,409
Prepaid expenses and other	2,485,101	2,026,514
Assets of discontinued operations	12,303	-
Total current assets	43,509,407	40,702,772

Property, plant and equipment, at cost	39,375,505	42,440,135
less accumulated depreciation	(26,625,827)	(23,387,158)
Total fixed assets	12,749,678	19,052,977

Long-term notes receivable	137,281	-

Total assets	$56,396,366	$59,755,749

Liabilities and shareholders' equity
Current liabilities
Current maturities of long-term debt	$2,867,898	$10,118,907
Lines of credit and short term borrowings	6,232,943	18,516,276
Accounts payable	5,006,427	9,917,085
Accrued expenses and other current liabilities	5,933,571	3,518,481
Billings in excess of costs and estimated earnings on uncompleted contracts	3,410,548	1,368,559
Income tax payable	1,076,440	-
Liabilities of discontinued operations	28,671	-
Total current liabilities	24,556,498	43,439,308

Long-term debt, less current maturities	7,390,099	1,623,771
Long-term debt, payable to shareholder	-	1,223,325
Deferred income taxes payable	1,926,077	7,027,980
Total liabilities	33,872,674	53,314,384

Shareholders' equity

Preferred stock, $.0001 par value
Authorized 1,000,000 shares, 206 issued at September 30, 2016 and 0 at September 30, 2012	-	-

Common stock, $.0001 par value
Authorized 50,000,000 shares 14,839,836 issued and 14,239,836 outstanding at September 30, 2016 and 14,458,836 issused and outstanding at September 30, 2012	1,484	1,446

Treasury stock, 600,000 shares at September 30, 2016 and 0 shares at September 30, 2012	(60)	-

Additional paid in capital	61,289,260	56,107,650
Retained earnings (deficit)	(38,766,992)	(49,667,731)

Total shareholders' equity	22,523,692	6,441,365

Total liabilities and shareholders' equity	$56,396,366	$59,755,749

ENERGY SERVICES OF AMERICA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the years ended September 30, 2016 and 2012

	2016	2012

Revenue	$155,481,145	$157,738,736

Cost of revenues	141,283,142	156,056,529

Gross profit	14,198,003	1,682,207

Selling and administrative expenses	7,293,323	12,083,793
Asset impairment	-	36,914,021
Income (loss) from operations	6,904,680	(47,315,607)

Other income (expense)
Interest income	-	3,034
Other nonoperating income (expense)	(158,246)	140,115
Interest expense	(875,254)	(1,931,897)
Gain on sale of equipment	268,448	45,930
	(765,052)	(1,742,818)

Income (loss) from continuing operations before income taxes	6,139,628	(49,058,425)

Income tax expense (benefit)	2,898,205	(536,248)

Income (loss) from continuing operations	3,241,423	(48,522,177)

Dividends on preferred stock	309,000	-

Income (loss) from continuing operations available to common shareholders	2,932,423	(48,522,177)

Income from discontinued operations	-	-

Net income (loss) available to common shareholders	$2,932,423	$(48,522,177)

Weighted average shares outstanding-basic	14,239,836	14,448,336

Weighted average shares-diluted	17,673,169	14,448,336

Earnings (loss) per share available to common shareholders	$0.21	$(3.36)

Earnings (loss) per share-diluted available to common shareholders	$0.17	$(3.36)

Please see the table below for a reconciliation of adjusted EBITDA for years ending September 30, 2016 and 2015:

	2016	2015
	(Audited)	(Audited)

Net income available to common shareholders	$2,932,423	$1,831,530

Add: Income tax expense	2,898,205	1,570,992

Add: Dividends on preferred stock	309,000	309,000

Add: Interest expense	875,254	761,079

Less: Non-operating (income) expense	(110,202)	(192,730)

Add: Depreciation expense	2,503,471	3,291,386

Adjusted EBITDA	$9,408,151	$7,571,257
Common shares outstanding	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.66	$0.53

Please see the table below for a reconciliation of tangible book value per share at September 30, 2016:

September 30, 2016

Total assets	$56,396,366
Less: total liabilities	33,872,674
Less: intangible asset value	-
Less: goodwill	-
Tangilbe book value	22,523,692
Common shares outstanding	14,239,836
Tangilbe book value per share	$1.58

Please see the table below for a reconciliation of the price to earnings ratio at December 28, 2016:

Closing share price at December 28, 2016	$1.38
Fiscal year 2016 earnings per share	0.21
Price to earnings ratio at December 28, 2016	6.57